EXHIBIT 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Solid Results for Fiscal 2009 Second Quarter

•                  Same store sales growth of 2.1%

•                  GAAP earnings per share of $0.13, up 86%

•                  Adjusted earnings per share of $0.13, up 30%

•                  GAAP Net earnings of $25 million, up 98%

•                  Adjusted net earnings of $23 million, up 30%

•                  Adjusted EBITDA of $85 million, up 8%

DENTON, Texas, April 30, 2009 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the second quarter ended March 31, 2009.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

Consolidated net sales for the fiscal 2009 second quarter were $641.5 million, a decline of 0.3% from fiscal 2008 second quarter, and include a negative impact from foreign currency exchange of $26.2 million, or 4.1% of sales.  Same store sales(1) in fiscal 2009 second quarter grew 2.1% from the fiscal 2008 second quarter.  Fiscal 2009 second quarter GAAP net earnings were $24.6 million, growth of 98.4% from the fiscal 2008 second quarter.  GAAP diluted earnings per share were $0.13 or an 85.7% improvement over diluted earnings per share of $0.07 in the fiscal 2008 second quarter.  Fiscal 2009 second quarter adjusted net earnings, a non-GAAP measure, were $23.3 million, an increase of 30.1% over the fiscal 2008 second quarter.  Adjusted earnings per share were $0.13, growth of 30.0% when compared to $0.10 adjusted earnings per share in fiscal 2008 second quarter.   In the fiscal 2009 second quarter capital expenditures were $8.4 million.  Total store count at the end of fiscal 2009 second quarter was 3,807, an increase over fiscal 2008 second quarter of 163 stores or growth of 4.5%.

“Our solid financial results in the second quarter reflect strong operational performance and further demonstrate the recession resistant nature of our business,” stated Gary Winterhalter, President and Chief Executive Officer.  “We ended the quarter with same store sales growth of 2.1%, nearly doubled GAAP net earnings and improved our working capital position.   As we head into the second half of the fiscal year we remain cautiously optimistic as economic conditions remain challenging.  We will continue our focus on delivering solid financial results and a capital structure that provides ample liquidity to reduce debt and invest in long-term growth.”

FISCAL 2009 SECOND QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2009 second quarter, consolidated net sales were $641.5 million, a decline of 0.3% over the fiscal 2008 second quarter of $643.3 million, and include a negative impact from foreign currency exchange of $26.2 million, or 4.1% of sales.  Positive same store sales growth of 2.1% and the addition of new stores and acquisitions partially offset the unfavorable impact of foreign currency exchange.

Gross Profit:  Consolidated gross profit for the fiscal 2009 second quarter was $302.1 million, an increase of 1.2% over gross profit of $298.4 million for the fiscal 2008 second quarter.   Consolidated gross profit as a percentage of net sales was 47.1%, a 70 basis point improvement from the fiscal 2008 second quarter.

Selling, General and Administrative Expenses:  For the fiscal 2009 second quarter, selling, general and administrative (SG&A) expenses were $218.4 million, or 34.0% of sales, a 40 basis point decrease over the fiscal 2008 second quarter metric of 34.4% of sales and total SG&A of $221.1 million.  SG&A expenses in the BSG segment were down year-over-year as a result of cost control measures.  This decrease is partially offset by higher SG&A expenses in the Sally segment driven by higher advertising and administration costs.  Unallocated corporate expenses were $16.9 million for the fiscal 2009 second quarter compared to $18.7 million in the fiscal 2008 second quarter.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense, net of interest income, for the fiscal 2009 second quarter was $32.0 million and included $2.2 million in non-cash credits related to the Company’s interest rate swap transactions.  Fiscal 2008 second quarter interest expense was $47.6 million and included $8.6 million in non-cash charges for the mark-to-market change in the fair value of the Company’s interest rate swap transactions.  Interest expense is down $15.7 million over the fiscal 2008 second quarter due to the change in fair value of the Company’s interest rate swaps and lower interest rates on both the Company’s asset-based loan (ABL) revolving credit facility and Senior Term Loans.

Provision for Income Taxes:  Income taxes were $15.7 million for the fiscal 2009 second quarter versus $5.5 million in the fiscal 2008 second quarter.  The Company’s effective tax rate for the fiscal 2009 second quarter was approximately 38.9% compared to 30.6% for the fiscal 2008 second quarter.   The increase in tax rate for the fiscal 2009 second quarter and year-to-date is primarily due to lower international earnings than the fiscal 2008 comparable period.

Net Earnings and Diluted Net Earnings Per Share (EPS):  For the fiscal 2009 second quarter, adjusted net earnings (a non-GAAP measure) increased by 30.1% to $23.3 million, or $0.13 earnings per diluted share, after adjusting for $1.3 million, or approximately $0.01 per diluted share, in after-tax non-cash interest credits from changes in the fair value of the Company’s mark-to-market interest rate swaps.  For the fiscal 2008 second quarter, adjusted net earnings were $17.9 million, or $0.10 per diluted share, after adjusting for $5.5 million, or approximately $0.03 per diluted share, in after-tax non-cash interest charges from changes in the fair value of the mark-to-market interest rate swaps.  On a GAAP basis, net earnings for the fiscal 2009 second quarter grew 98.4% to $24.6 million, or $0.13 per diluted share, compared to $12.4 million, or $0.07 per diluted share, for the fiscal 2008 second quarter.

Adjusted (Non-GAAP) EBITDA:  Adjusted EBITDA for the fiscal 2009 second quarter was $85.3 million, an increase of 8.0% from $79.0 million for the fiscal 2008 second quarter.  This increase was primarily a result of improved gross margin and lower operating, and selling, general and administrative expenses.

Note: A detailed table reconciling fiscal 2009 second quarter and fiscal 2008 second quarter GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of March 31, 2009, were $104.7 million.  The Company’s asset-based loan revolving credit facility began the fiscal 2009 second quarter at $75.0 million of outstanding borrowings and ended the quarter with no outstanding borrowings.  In addition, the Company paid down $16.7 million of its senior term loans during the fiscal 2009 second quarter.  The Company’s debt, excluding capital leases, totaled $1.7 billion as of March 31, 2009.

Capital expenditures in the fiscal 2009 second quarter were $8.4 million.  The Company expects fiscal year 2009 capital expenditure to be in the range of $35-$40 million.

Inventories as of March 31, 2009 were $538.8 million, a decrease of $32.8 million from December 31, 2008 and a decrease of $51.8 million from March 31, 2008.

Business Segment Results:

Sally Beauty Supply

Fiscal 2009 Second Quarter Results for Sally Beauty Supply

Net sales were $412.3 million, up 1.5% from $406.1 million in the fiscal 2008 second quarter.  The year-over-year increase in net sales was positively impacted by revenue growth from new store openings of 1.7% and from acquisitions of 2.8%.  Same store sales were up 2.0% over the fiscal 2008 second quarter.  The negative impact of unfavorable foreign currency exchange on net sales was $19.3 million, or 4.7% of sales.  Although same store sales grew year-over-year for the Sally Beauty segment, this growth was negatively impacted by softer sales in the U.K.  Gross margin at Sally Beauty Supply for the fiscal 2009 second quarter was 52.1%, up 100 basis points from 51.1% in the fiscal 2008 second quarter. This margin expansion is primarily the result of a shift in product and customer mix, recent marketing efforts, and low-cost sourcing initiatives.

Segment operating earnings for the fiscal 2009 second quarter were $70.4 million, or 17.1% of net sales, compared to $67.9 million, or 16.7% of net sales in the fiscal 2008 second quarter.  Sally segment operating earnings increased by 3.6% over fiscal 2008 second quarter primarily due to growth in same store sales and gross margin improvement.

Sally Beauty Supply ended its fiscal 2009 second quarter with 2,873 Sally Beauty Supply stores, an increase of 4.9%, or 134, stores over the fiscal 2008 second quarter.

Beauty Systems Group

Fiscal 2009 Second Quarter Results for Beauty Systems Group

Net sales for BSG were $229.2 million, a decrease of 3.4% from the fiscal 2008 second quarter total of $237.3 million.  Net sales were positively impacted by same store sales growth of 2.3% and growth from new stores and acquisitions of 0.8% and 0.4%, respectively.  Net sales were negatively impacted by unfavorable foreign currency exchange of $6.9 million or 2.9% of sales and underperformance in the BSG franchise business of 1.4%.

BSG gross margins were 38.1% of net sales in the fiscal 2009 second quarter, slightly down by 30 basis points from 38.4% of net sales in the fiscal 2008 second quarter.  Gross margin declined due to foreign currency transactions as well as unfavorable sales mix in the BSG franchise business.

Segment operating earnings were $20.4 million in the fiscal 2009 second quarter, up 13.5% from $17.9 million in the fiscal 2008 second quarter.  This increase was primarily due to lower selling and administrative costs.  Included in the fiscal 2008 second quarter is $1.7 million in warehouse optimization expense that did not occur in fiscal 2009 second quarter.  Segment operating margins increased by 130 basis points to 8.9% of sales from 7.6% in the fiscal 2008 second quarter.  Continued operating margin improvement reflects the Company’s cost reduction initiatives.

The BSG segment ended the fiscal 2009 second quarter with 934 stores, including 163 franchise locations, a year-over-year increase of 3.2% or 29 stores versus the fiscal 2008 second quarter.

(1)  Sally Beauty Holdings has historically reported, and continues to report, same store sales in constant currency to minimize the fluctuations of foreign currency exchange rates.   Net sales as reported include the impact of foreign currency exchange rates.  As we announced on November 20, 2008, we began reporting sales from the Sally Beauty Supply Internet website in same store sales beginning with the fiscal 2009 first quarter.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1766 (International:  612-332-0923).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  A replay of this call will be available at about 12:00 p.m. (Central) April 30, 2009 through May 5, 2009 by dialing 800-475-6701 or if international dial 320-365-3844 and reference the access code 998135. Also, a website replay will be available on investor.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.6 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,700 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, France, Canada, Puerto Rico, Mexico, Japan, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeauty.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends or to manage our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion to mass retailers; the operational and financial performance of our Armstrong McCall, L.P. business; the success of our new Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; our reliance upon Alberto-Culver for the accuracy of certain historical services and information; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2008, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A

Segment Information	B

Non-GAAP Financial Reconciliations	C

Store Count and Same Store Sales	D

Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2009	2008	% CHG	2009	2008	% CHG

Net sales	$641,511	$643,346	-0.3%	$1,287,087	$1,299,133	-0.9%
Cost of products sold and distribution expenses	339,399	344,922	-1.6%	681,431	694,540	-1.9%
Gross profit	302,112	298,424	1.2%	605,656	604,593	0.2%
Selling, general and administrative expenses (1)	218,420	221,090	-1.2%	443,948	445,631	-0.4%
Depreciation and amortization	11,471	11,821	-3.0%	23,218	23,573	-1.5%
Operating earnings	72,221	65,513	10.2%	138,490	135,389	2.3%
Interest expense, net (2) (3)	31,969	47,642	-32.9%	71,642	94,125	-23.9%
Earnings before provision for income taxes	40,252	17,871	125.2%	66,848	41,264	62.0%
Provision for income taxes	15,657	5,475	186.0%	26,194	14,525	80.3%
Net earnings	$24,595	$12,396	98.4%	$40,654	$26,739	52.0%

Net earnings per share:
Basic	$0.14	$0.07	100.0%	$0.22	$0.15	46.7%
Diluted	$0.13	$0.07	85.7%	$0.22	$0.15	46.7%

Weighted average shares:
Basic	181,682	181,135		181,630	181,065
Diluted	183,025	182,931		182,990	182,914

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	52.1%	51.1%	100	52.0%	51.4%	60
BSG Segment Gross Profit Margin	38.1%	38.4%	(30)	38.3%	38.4%	(10)
Consolidated Gross Profit Margin	47.1%	46.4%	70	47.1%	46.5%	60
Selling, general and administrative expenses	34.0%	34.4%	(40)	34.5%	34.3%	20
Operating Margin	11.3%	10.2%	110	10.8%	10.4%	40
Net Earnings Margin	3.8%	1.9%	190	3.2%	2.1%	110

Effective Tax Rate	38.9%	30.6%	830	39.2%	35.2%	400

(1)                                  Selling, general and administrative expenses include share-based compensation of $1.6 million for the three months ended March 31, 2009 and 2008; and $5.2 million and $7.2 million for the six months ended March 31, 2009 and 2008, respectively.

(2)                                  Interest expense, net of interest income of $0.1 million and $0.2 million, includes income from marked-to-market adjustments for the interest rate swaps of $2.2 million for the three months ended March 31, 2009 and expense from marked-to-market adjustments for the interest rate swaps of $8.6 million for the three months ended March 31, 2008.

(3)                                  Interest expense, net of interest income of $0.2 million and $0.4 million, includes expense from marked-to-market adjustments for the interest rate swaps of $0.8 million and $14.3 million for the six months ended March 31, 2009 and 2008, respectively.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2009	2008 (1)	% CHG	2009	2008 (1)	% CHG
Net sales:
Sally Beauty Supply	$412,338	$406,065	1.5%	$822,875	$815,629	0.9%
Beauty Systems Group	229,173	237,281	-3.4%	464,212	483,504	-4.0%
Total net sales	$641,511	$643,346	-0.3%	$1,287,087	$1,299,133	-0.9%

Operating earnings:
Sally Beauty Supply	$70,379	$67,911	3.6%	$135,665	$139,644	-2.8%
Beauty Systems Group	20,359	17,942	13.5%	40,595	38,972	4.2%
Segment operating earnings	$90,738	$85,853	5.7%	$176,260	$178,616	-1.3%

Unallocated corporate expenses (2)	(16,933)	(18,722)	-9.6%	(32,575)	(36,017)	-9.6%
Share-based compensation	(1,584)	(1,618)	-2.1%	(5,195)	(7,210)	-27.9%
Interest expense, net of interest income	(31,969)	(47,642)	-32.9%	(71,642)	(94,125)	-23.9%
Earnings before provision for income taxes	$40,252	$17,871	125.2%	$66,848	$41,264	62.0%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	17.1%	16.7%	40	16.5%	17.1%	(60)
Beauty Systems Group	8.9%	7.6%	130	8.7%	8.1%	60
Consolidated operating profit margin	11.3%	10.2%	110	10.8%	10.4%	40

(1)                                  Certain amounts for prior periods have been reclassified to conform to the current year presentation.

(2)                                  Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2009	2008	% CHG	2009	2008	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$24,595	$12,396	98.4%	$40,654	$26,739	52.0%
Add:
Depreciation and amortization	11,471	11,821	-3.0%	23,218	23,573	-1.5%
Share-based compensation (1)	1,584	1,618	-2.1%	5,195	7,210	-27.9%
Interest expense, net of interest income (2) (3)	31,969	47,642	-32.9%	71,642	94,125	-23.9%
Provision for income taxes	15,657	5,475	186.0%	26,194	14,525	80.3%
Adjusted EBITDA (Non-GAAP)	$85,276	$78,952	8.0%	$166,903	$166,172	0.4%

Net earnings (per GAAP)	$24,595	$12,396		$40,654	$26,739
Add (Less):
Marked-to-market adjustment for certain interest rate swaps	(2,214)	8,580	-125.8%	793	14,260	-94.4%
Tax provisions for the marked-to-market adjustment (4)	886	(3,089)	-128.7%	(317)	(5,134)	-93.8%
Adjusted net earnings, excluding the interest rate swaps (Non-GAAP)	$23,267	$17,887	30.1%	$41,130	$35,865	14.7%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.13	$0.10	30.0%	$0.23	$0.20	15.0%
Diluted	$0.13	$0.10	30.0%	$0.22	$0.20	10.0%

Weighted average shares:
Basic	181,682	181,135		181,630	181,065
Diluted	183,025	182,931		182,990	182,914

(1)                                  Share-based compensation for the six months ended March 31, 2009 and 2008 includes $2.0 million and $3.1 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)                                  Interest expense, net of interest income of $0.1 million and $0.2 million, respectively, includes income of $2.2 million for the three months ended March 31, 2009, and expense of $8.6 million for the three months ended March 31, 2008, from marked-to-market adjustments for certain interest rate swaps.

(3)                                  Interest expense, net of interest income of $0.2 million and $0.4 million, includes expense of $0.8 million and $14.3 million for the six months ended March 31, 2009 and 2008, respectively, from marked-to-market adjustments for certain interest rate swaps.

(4)                                  The tax provisions for the marked-to-market adjustments were calculated using an effective tax rate of 40.0% for the three and six-month periods ended March 31, 2009; and 36.0% for the three and six-month periods ended March 31, 2008.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of March 31,
	2009	2008	CHG
Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	2,847	2,716	131
Franchise stores	26	23	3
Total Sally Beauty Supply	2,873	2,739	134
Beauty Systems Group:
Company-operated stores	771	734	37
Franchise stores	163	171	(8)
Total Beauty System Group	934	905	29
Total	3,807	3,644	163

BSG distributor sales consultants (end of period) (1)	961	961	—

			Basis Pt Chg
Second quarter company-operated same store sales growth (2)
Sally Beauty Supply	2.0%	1.4%	60
Beauty Systems Group	2.3%	6.9%	(460)
Consolidated	2.1%	2.8%	(70)

(1)                                  As of fiscal 2009 first quarter the definition of a full-time sales consultant was standardized across BSG and the franchises.  The number of full-time equivalent sales consultants in the franchise business reflects this change for the period ending March 31, 2009 and 2008.  This change does not impact the results of operation. Distributor sales consultants as reported by franchisees are 314 and 297 as of March 31, 2009 and 2008.

(2)                                  Same stores are defined as company-operated stores that have been open for at least 14 months, as of the last day of a month, and includes internet-based sales for the period ended March 31, 2009.  Our internet site has generated sales for at least 14 months and, accordingly, effective as of the fiscal 2009 first quarter internet-based sales are included in same store sales.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	March 31, 2009	September 30, 2008
Financial condition information (at period end):
Working capital	$389,571	$367,198
Cash and cash equivalents	104,678	99,788
Property and equipment, net	146,610	156,260
Total assets	1,433,174	1,527,023
Total debt, including capital leases	1,726,780	1,825,285
Total stockholders’ (deficit) equity	$(708,564)	$(702,960)

	As of March 31, 2009	Interest Rates
Debt position excluding capital leases (at period end)
		Prime+ up to 0.5%
Revolving ABL Facility	$0	or LIBOR+ 1-1.5%
		Prime+ 1-1.5% or
Senior Term A Loan (1)	120,902	LIBOR+ 2-2.5%
		Prime+ 1.25-1.5%
Senior Term B Loan (1)	892,954	or LIBOR+ 2.25-2.5%
Other (2)	2,372	4.05% to 7.0%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	280,000	10.50%
Total debt	$1,726,228

Debt maturities excluding capital leases
FY2009	$2,200
FY2010	24,781
FY2011	39,617
FY2012	84,503
FY2013	9,380
Thereafter	1,565,747
Total debt	$1,726,228

(1)                                  Interest rates on $650.0 million of these loans are fixed by interest rate swaps which expire between November 2009 and May 2012.

(2)                                  Represents pre-acquisition debt of Pro-Duo, N.V.